WILLSCOT CORPORATION ANNOUNCES THIRD QUARTER 2019 RESULTS

MANAGEMENT REAFFIRMS 2019 OUTLOOK AND RUN-RATE EXPECTATIONS HEADING INTO 2020

BALTIMORE (November 7, 2019) - WillScot Corporation (“WillScot” or the "Company") (Nasdaq: WSC) today announced its third quarter 2019 financial results.
Third Quarter 2019 Financial Highlights1,2
•Revenues of $272.3 million, representing a 24.4% (or $53.4 million) year over year increase, driven by growth in core leasing and services revenues of $64.7 million, or 34.3%.
•Modular space average monthly rental rate increased to $630 representing a 12.3% increase year over year. Pro forma modular space average monthly rental rates increased 13.9% year over year, driven primarily by a 15.1% year over year increase in our core Modular - US segment, marking the 8th consecutive quarter of double digit rate growth in the segment. Growth of 15.1% was driven 60% from unit rate growth, with the remaining 40% driven by growth in value added products and services ("VAPS").
•Modular leasing revenue increased 7.9% on a pro forma basis, reflecting continued strong organic growth.
•Adjusted EBITDA of $88.4 million represents a 36.8% (or $23.8 million) year over year increase.
•Adjusted EBITDA margin increased 300 basis points ("bps") year over year and 600 bps on a pro forma basis to 32.5%.
•70% of the expected $70 million annualized cost synergies were in our third quarter 2019 results, marking the one-year anniversary of the ModSpace acquisition.
•Net income of $0.8 million (including $8.4 million of discrete costs from acquisition and integration activities) increased by $37.5 million, and free cash flow of $1.3 million increased by $43.2 million year over year, consistent with our planned transition to net profitability and cash generation.
•Management reaffirmed its run-rate expectation of $400 million Adjusted EBITDA and $200 million of discretionary free cash flow heading into 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Revenue	$272,340	$218,924	$793,473	$494,008
Consolidated net income (loss)	$762	$(36,729)	$(22,174)	$(43,185)
Net cash provided by operating activities	$39,022	$(3,220)	$99,076	$15,580
Free Cash Flow[1]	$1,261	$(41,877)	$(23,698)	$(76,742)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA[1] by Segment (in thousands)	2019	2018	2019	2018
Modular - US	$80,424	$58,454	$238,572	$129,170
Modular - Other North America	7,953	6,164	23,040	12,856
Consolidated Adjusted EBITDA	$88,377	$64,618	$261,612	$142,026

Management Commentary1,2,3
Brad Soultz, President and Chief Executive Officer of WillScot, commented, "WillScot delivered another quarter of substantial Adjusted EBITDA growth as we marked the one-year anniversary of the ModSpace acquisition midway through the third quarter. The transformation that we've undergone is evident in our third quarter results as revenue and Adjusted EBITDA for the third quarter were up 24.4% and 36.8%, respectively, over the prior year, and our Adjusted EBITDA margin of 32.5% increased 600 bps on a pro forma basis versus the third quarter of 2018 as a result of our increasing scale, solid synergy realization, and growth of our core leasing revenue through price optimization and the continued expansion of our "Ready-to-Work" platform. We were particularly pleased with strong sequential improvements in delivery volumes in Q3, with total deliveries up 7.8% in the quarter, giving us confidence in the positioning of our sales force and our commercial strategy headed into 2020. Our results to date support our expectation that we will exit 2019 with an annualized Adjusted EBITDA run rate of $400 million, $200 million of discretionary free cash flow, and de-leverage to below 4x by the second quarter of 2020."

Tim Boswell, Chief Financial Officer commented, "In Q3 we delivered solid year over year modular leasing revenue growth of $14.0 million or 7.9% on a pro forma basis, which is the best indicator of how the lease portfolio is performing organically heading into 2020. Modular space average rental rates in our Modular - US segment increased 15.1% year over year, due to the continued churn of our acquired portfolios and increased VAPS penetration and pricing on new rental contracts. Modular leasing revenue growth was offset on a pro forma basis by new and rental unit sales, which declined $41.0 million, or 68.1% driven by our strategic decision to focus acquired portfolios on higher quality lease revenue streams - importantly, Q3 marks the final quarter in which we expect to see meaningful year over year change in our mix of sale and leasing revenue. This revenue mix shift, organic lease revenue growth, and cost synergy realization, drove 600 bps of year over year Adjusted EBITDA margin expansion on a pro forma basis, albeit with 80 bps of contraction sequentially driven by direct variable costs supporting the significant sequential increase in delivery volumes, which have ramped later in the year than normal. In Q3, we also completed a third-party review of real estate acquired in the ModSpace acquisition and increased those book values by $28 million to reflect the fair market values at the time of acquisition. Overall, we are pleased with our synergy realization, our inflection towards consistent net income and Free Cash Flow generation that we committed to at the outset of the year, as well as progress towards our 2020 run-rate and leverage guidance."

Third Quarter 2019 Results1,2
Total revenues increased 24.4% to $272.3 million, as compared to $218.9 million in the prior year quarter driven by a 34.3% increase in leasing and services revenue due to increased volumes from acquisitions, improved pricing, and growth of VAPS. Pro forma revenues decreased $28.3 million, or 9.4%, driven by reduced sales revenues, which declined $41.0 million, or 68.1%, driven primarily by one large new sale recognized in 2018 in the amount of $26.3 million in our Modular - US segment. Our core modular leasing revenues increased $14.0 million on a pro forma basis, or 7.9%, driven primarily by a 13.9% increase in pro forma average modular space monthly rental rates.
•Modular - US segment revenue increased 25.4% to $247.7 million, as compared to $197.6 million in the prior year quarter, with core leasing and services revenues up $59.6 million, or 35.1%, year over year.
•Modular space average monthly rental rate of $632, increased 13.1% year over year including the dilutive impacts of acquisitions. Pro forma modular space monthly rental rates increased 15.1% year over year. Improved pricing was driven by a combination of our price optimization tools and processes, as well as by continued growth in our “Ready to Work” solutions and increased VAPS penetration across our customer base.
•Average modular space units on rent increased 14,075, or a 20.7% year over year increase, due to an additional 1.5 months of contribution from the ModSpace acquisition in the third quarter of 2019. Pro forma units on rent decreased 5.6% year over year, and pro forma utilization decreased by 170 bps year over year.
•Modular - Other North America segment revenue increased 15.5% to $24.6 million, compared to $21.3 million in the prior year quarter, with modular space average units on rent up 23.5% and average monthly rental rate up 5.3% compared to the prior year quarter.
•On a pro forma basis, Modular - Other North America segment modular space rental rate increased 6.4% compared to the prior year quarter. Pro forma modular space units on rent decreased 0.8% to 9,180, and pro forma utilization for our modular space units increased to 57.2%, up 40 bps from 56.8%.
Adjusted EBITDA of $88.4 million was up 36.8% compared to $64.6 million in the prior year quarter, and Adjusted EBITDA margins improved 300 bps year over year to 32.5%.
•Modular - US segment Adjusted EBITDA increased 37.7% to $80.4 million, and Modular - Other North America segment Adjusted EBITDA increased $1.8 million to $8.0 million from the prior year quarter.
•Adjusted EBITDA margins improved by 300 bps year over year driven by a 100 bps improvement in gross profit margin as a result of improved delivery and installation rates and improved sales margins, as well as a 230 bps reduction in selling, general and administrative expenses, offset slightly by other items. We estimate that incremental cost synergies of approximately $10.0 million related to the Acton and ModSpace acquisitions were realized in the third quarter bringing total estimated synergies realized from the dates of the acquisitions to approximately $31.2 million. Approximately 70% of the annualized forecasted cost synergies of over $70 million were in our run rate as of September 30, 2019.
Net income of $0.8 million for the three months ended September 30, 2019 includes $8.4 million of discrete costs expensed in the period related to our acquisition and integration activities, including $5.5 million of integration costs and $2.0 million of restructuring costs, and $0.9 million of related items. This is up $37.5 million from a consolidated net loss of $36.7 million for the same period in 2018, which included $10.7 million of transaction costs, $6.1 million of restructuring costs, and $7.5 million of integration costs related to the Acton and ModSpace acquisitions.

Capitalization and Liquidity Update
Capital expenditures increased $2.3 million, or 4.7%, to $50.5 million for the three months ended September 30, 2019, from $48.2 million for the three months ended September 30, 2018. Net Capital Expenditures4 increased $3.4 million, or 8.8%, to $42.1 million for the three months ended September 30, 2019. The increase was driven primarily by increased investments to support the 21.0% year over year increase in modular units on rent and the 43.8% year over year increase in value-added products revenue.
During the three months ended September 30, 2019, we generated $1.3 million of Free Cash Flow1 including all cash flows related to the ModSpace integration, representing an increase of $43.1 million as compared to the three months ended September 30, 2018. As a result, our total long-term debt balance was flat at $1,710.2 million as net cash provided by operating activities of $39.0 million offset net cash used in investing activities of $37.8 million. Within cash from operating and investing activities, $7.5 million of discrete costs related to the ModSpace integration were partly offset by $4.3 million of proceeds primarily from the sale of surplus real estate.
As of September 30, 2019, we had $489.2 million of available borrowing capacity under our ABL Facility.

2019 Outlook
Management reaffirmed the Company's outlook for the full year 2019, which we previously updated on August 1, 2019. This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below. The 2019 guidance includes:

Current Outlook
Total revenue	$1.05 billion - $1.10 billion
Adjusted EBITDA[1,3]	$355 million - $365 million
Net Capital Expenditures (after rental unit sales)[4]	$150 million - $160 million

1 - Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.
2 - The pro forma financial information and performance metrics contained in this press release include the results of WillScot and ModSpace on a pro forma basis for all periods presented. The ModSpace acquisition closed August 15, 2018.
3 - Information reconciling forward-looking Adjusted EBITDA and Net Capital Expenditures to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
4 - Net Capital Expenditures is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, pro forma revenue, and Net Capital Expenditures. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Net Capital Expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, plus purchases of property, plant and equipment, reduced by proceeds from the sale of rental equipment. Net Capital Expenditures for Rental Equipment is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Pro forma revenue is defined the same as revenue, but includes pre-acquisition results from ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis WillScot believes that Net Capital Expenditures and Net Capital Expenditures for Rental Equipment provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures" included in this press release.
Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot will host a conference call and webcast to discuss its third quarter 2019 results and outlook at 10 a.m. Eastern Time on Friday, November 8, 2019. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website https://investors.willscot.com. Choose "Events" and select the information pertaining to the WillScot Third Quarter 2019 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.

About WillScot Corporation
Headquartered in Baltimore, Maryland, WillScot is the public holding company for the Williams Scotsman family of companies. WillScot trades on Nasdaq under the ticker symbol "WSC," and is the specialty rental services market leader providing innovative modular space and portable storage solutions across North America. WillScot is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, WillScot serves a broad customer base from over 120 locations throughout the US, Canada and Mexico, with a fleet of over 150,000 modular space and portable storage units.

Forward-Looking Statements
This news release contains forward-looking statements (including the earnings guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimates,” “expects,” “anticipates,” “believes,” “forecasts,” “plans,” “intends,” “may,” “will,” “should,” “shall,” "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability (including cost increases resulting from tariffs); potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2018), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on our investor relations website at http://investors.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Mark Barbalato	Scott Junk
investors@willscot.com	scott.junk@willscot.com

WillScot Corporation
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
Revenues:
Leasing and services revenue:
Modular leasing	$191,294	$141,660	$557,025	$340,171
Modular delivery and installation	61,883	46,777	168,643	104,440
Sales revenue:
New units	11,536	20,920	38,064	33,584
Rental units	7,627	9,567	29,741	15,813
Total revenues	272,340	218,924	793,473	494,008
Costs:
Costs of leasing and services:
Modular leasing	58,168	39,215	160,476	93,506
Modular delivery and installation	54,364	42,390	146,175	98,038
Costs of sales:
New units	7,421	15,089	26,298	23,780
Rental units	5,092	5,750	19,608	9,328
Depreciation of rental equipment	43,869	35,534	128,940	82,849
Gross profit	103,426	80,946	311,976	186,507
Expenses:
Selling, general and administrative	68,159	71,897	213,267	164,845
Other depreciation and amortization	3,707	3,720	9,878	7,726
Impairment losses on long-lived assets	—	—	5,076	—
Restructuring costs	1,980	6,137	9,083	7,214
Currency losses (gains), net	234	(425)	(436)	1,171
Other income, net	(1,053)	(594)	(3,293)	(5,013)
Operating income	30,399	211	78,401	10,564
Interest expense	30,857	43,447	95,353	67,321
Loss on extinguishment of debt	—	—	7,244	—
Loss from operations before income tax	(458)	(43,236)	(24,196)	(56,757)
Income tax benefit	(1,220)	(6,507)	(2,022)	(13,572)
Net Income (loss)	762	(36,729)	(22,174)	(43,185)
Net income (loss) attributable to non-controlling interest, net of tax	273	(3,210)	(1,449)	(3,715)
Net income (loss) attributable to WillScot	$489	$(33,519)	$(20,725)	$(39,470)

Net income (loss) per share attributable to WillScot - basic	$0.00	$(0.37)	$(0.19)	$(0.48)
Net income (loss) per share attributable to WillScot - diluted	$0.00	$(0.37)	$(0.19)	$(0.48)
Weighted average shares - basic	108,720,857	90,726,920	108,646,741	82,165,909
Weighted average shares - diluted	112,043,866	90,726,920	108,646,741	82,165,909

Unaudited Segment Operating Data
Three Months Ended September 30, 2019 and 2018

	Three Months Ended September 30, 2019
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$247,701	$24,639	$272,340
Gross profit	$94,257	$9,169	$103,426
Adjusted EBITDA	$80,424	$7,953	$88,377
Capital expenditures for rental equipment	$44,951	$2,838	$47,789
Modular space units on rent (average during the period)	82,053	9,180	91,233
Average modular space utilization rate	73.2%	57.2%	71.2%
Average modular space monthly rental rate	$632	$618	$630
Portable storage units on rent (average during the period)	15,993	423	16,416
Average portable storage utilization rate	63.3%	54.3%	63.0%
Average portable storage monthly rental rate	$123	$106	$123

	Three Months Ended September 30, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$197,625	$21,299	$218,924
Gross profit	$73,007	$7,939	$80,946
Adjusted EBITDA	$58,454	$6,164	$64,618
Capital expenditures for rental equipment	$43,007	$3,735	$46,742
Modular space units on rent (average during the period)	67,978	7,435	75,413
Average modular space utilization rate	73.8%	57.3%	71.8%
Average modular space monthly rental rate	$559	$587	$561
Portable storage units on rent (average during the period)	15,373	408	15,781
Average portable storage utilization rate	68.3%	56.4%	68.0%
Average portable storage monthly rental rate	$120	$101	$120

Nine Months Ended September 30, 2019 and 2018

	Nine Months Ended September 30, 2019
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$718,038	$75,435	$793,473
Gross profit	$284,336	$27,640	$311,976
Adjusted EBITDA	$238,572	$23,040	$261,612
Capital expenditures for rental equipment	$153,113	$7,764	$160,877
Modular space units on rent (average during the period)	83,285	9,014	92,299
Average modular space utilization rate	74.3%	56.2%	72.1%
Average modular space monthly rental rate	$606	$592	$605
Portable storage units on rent (average during the period)	16,427	412	16,839
Average portable storage utilization rate	65.0%	52.9%	64.6%
Average portable storage monthly rental rate	$121	$111	$121

	Nine Months Ended September 30, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$444,525	$49,483	$494,008
Gross profit	$169,556	$16,951	$186,507
Adjusted EBITDA	$129,170	$12,856	$142,026
Capital expenditures for rental equipment	$104,462	$7,043	$111,505
Modular space units on rent (average during the period)	54,592	6,144	60,736
Average modular space utilization rate	71.9%	57.1%	70.1%
Average modular space monthly rental rate	$553	$568	$555
Portable storage units on rent (average during the period)	13,964	379	14,343
Average portable storage utilization rate	68.6%	56.5%	68.3%
Average portable storage monthly rental rate	$124	$111	$123

WillScot Corporation
Condensed Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2019 (unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$3,951	$8,958
Trade receivables, net of allowances for doubtful accounts at September 30, 2019 and December 31, 2018 of $15,113 and $9,340, respectively	250,488	206,502
Inventories	15,956	16,218
Prepaid expenses and other current assets	24,684	21,828
Assets held for sale	9,155	2,841
Total current assets	304,234	256,347
Rental equipment, net	1,952,829	1,929,290
Property, plant and equipment, net	186,956	183,750
Goodwill	234,597	247,017
Intangible assets, net	128,103	131,801
Other non-current assets	4,641	4,280
Total long-term assets	2,507,126	2,496,138
Total assets	$2,811,360	$2,752,485
Liabilities and equity
Accounts payable	$101,532	$90,353
Accrued liabilities	96,395	84,696
Accrued interest	13,386	20,237
Deferred revenue and customer deposits	87,702	71,778
Current portion of long-term debt	2,025	1,959
Total current liabilities	301,040	269,023
Long-term debt	1,710,160	1,674,540
Deferred tax liabilities	67,583	67,384
Deferred revenue and customer deposits	11,265	7,723
Other non-current liabilities	37,373	31,618
Long-term liabilities	1,826,381	1,781,265
Total liabilities	2,127,421	2,050,288
Commitments and contingencies
Class A common stock: $0.0001 par, 400,000,000 shares authorized at September 30, 2019 and December 31, 2018; 108,751,354 and 108,508,997 shares issued and outstanding at September 2019 and December 31, 2018, respectively	11	11
Class B common stock: $0.0001 par, 100,000,000 shares authorized at June 30, 2019 and December 31, 2018; 8,024,419 shares issued and outstanding at September 30, 2019 and December 31, 2018	1	1
Additional paid-in-capital	2,394,091	2,389,548
Accumulated other comprehensive loss	(68,908)	(68,026)
Accumulated deficit	(1,703,699)	(1,683,319)
Total shareholders' equity	621,496	638,215
Non-controlling interest	62,443	63,982
Total equity	683,939	702,197
Total liabilities and equity	$2,811,360	$2,752,485

Reconciliation of Non-GAAP Financial Measures
We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to meet future debt service obligations and working capital requirements.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest expense, income tax benefit, depreciation and amortization. Our Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency losses (gains), net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency losses (gains) are unrealized and attributable to financings due to and from affiliated companies.
•Non-cash impairment charges associated with goodwill and other long-lived assets.
•Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs and other costs.
•Non-cash charges for stock compensation plans.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense and gains and losses on disposals of property, plant and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following table provides an unaudited reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income (loss)	$762	$(36,729)	$(22,174)	$(43,185)
Income tax benefit	(1,220)	(6,507)	(2,022)	(13,572)
Loss on extinguishment of debt	—	—	7,244	—
Interest expense	30,857	43,447	95,353	67,321
Depreciation and amortization	47,576	39,254	138,818	90,575
Currency losses (gains), net	234	(425)	(436)	1,171
Goodwill and other impairments	—	—	5,076	—
Restructuring costs	1,980	6,137	9,083	7,214
Transaction costs	—	10,672	—	14,790
Integration costs	5,483	7,453	23,863	14,868
Stock compensation expense	1,813	1,050	5,003	2,225
Other expense	892	266	1,804	619
Adjusted EBITDA	$88,377	$64,618	$261,612	$142,026

(Loss) Income from Operations to Adjusted EBITDA Non-GAAP Reconciliations
The following tables present an unaudited reconciliation of the Company’s (loss) income from operations before income tax to Adjusted EBITDA by segment for the three and nine months ended September 30, 2019 and 2018, respectively:

	Three Months Ended September 30, 2019
(in thousands)	Modular - US	Modular - Other North America	Total
(Loss) income from operations before income taxes	$(1,768)	$1,310	$(458)
Interest expense	30,253	604	30,857
Depreciation and amortization	42,699	4,877	47,576
Currency losses, net	45	189	234
Restructuring costs	1,886	94	1,980
Integration costs	4,609	874	5,483
Stock compensation expense	1,813	—	1,813
Other expense	887	5	892
Adjusted EBITDA	$80,424	$7,953	$88,377

	Three Months Ended September 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
(Loss) income from operations before income taxes	$(44,519)	$1,283	$(43,236)
Interest expense	42,831	616	43,447
Depreciation and amortization	35,105	4,149	39,254
Currency gains, net	(112)	(313)	(425)
Restructuring costs	5,895	242	6,137
Integration costs	7,443	10	7,453
Stock compensation expense	1,050	—	1,050
Transaction costs	10,490	182	10,672
Other expense (income)	271	(5)	266
Adjusted EBITDA	$58,454	$6,164	$64,618

	Nine Months Ended September 30, 2019
(in thousands)	Modular - US	Modular - Other North America	Total
(Loss) income from operations before income taxes	$(26,866)	$2,670	$(24,196)
Loss on extinguishment of debt	7,244	—	7,244
Interest expense	93,354	1,999	95,353
Depreciation and amortization	123,991	14,827	138,818
Currency gains, net	(160)	(276)	(436)
Goodwill and other impairments	4,507	569	5,076
Restructuring costs	8,460	623	9,083
Integration costs	21,221	2,642	23,863
Stock compensation expense	5,003	—	5,003
Other expense (income)	1,818	(14)	1,804
Adjusted EBITDA	$238,572	$23,040	$261,612

	Nine Months Ended September 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Loss from operations before income taxes	$(55,360)	$(1,397)	$(56,757)
Interest expense	65,654	1,667	67,321
Depreciation and amortization	79,568	11,007	90,575
Currency losses, net	159	1,012	1,171
Restructuring costs	6,962	252	7,214
Integration costs	14,858	10	14,868
Stock compensation expense	2,225	—	2,225
Transaction costs	14,539	251	14,790
Other expense	565	54	619
Adjusted EBITDA	$129,170	$12,856	$142,026

Adjusted EBITDA Margin Non-GAAP Reconciliation
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following unaudited tables detail the calculation of Adjusted EBITDA Margin by segment for the three and nine months ended September 30, 2019 and 2018, respectively:

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$80,424	$7,953	$88,377	$58,454	$6,164	$64,618
Revenue (B)	$247,701	$24,639	$272,340	$197,625	$21,299	$218,924
Adjusted EBITDA Margin (A/B)	32.5%	32.3%	32.5%	29.6%	28.9%	29.5%

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$238,572	$23,040	$261,612	$129,170	$12,856	$142,026
Revenue (B)	$718,038	$75,435	$793,473	$444,525	$49,483	$494,008
Adjusted EBITDA Margin (A/B)	33.2%	30.5%	33.0%	29.1%	26.0%	28.7%

Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Free Cash Flow provides useful information to investors regarding our results of operations because it provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. The following table provides a reconciliation of Net cash provided by operating activities to Free Cash Flow. Free Cash Flows for the three months ended September 30, 2019 and 2018, are derived by subtracting the cash flows from operating activities and the relevant line items within financing activities for the six months months ended June 30, 2019 and 2018, from corresponding items for the nine months ended September 30, 2019 and 2018, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$39,022	$(3,220)	$99,076	$15,580
Purchase of rental equipment and refurbishments	(47,789)	(46,742)	(160,877)	(111,505)
Proceeds from sale of rental equipment	8,421	9,560	31,504	21,593
Purchase of property, plant and equipment	(2,701)	(1,475)	(6,600)	(3,091)
Proceeds from the sale of property, plant and equipment	4,308	—	13,199	681
Free Cash Flow	$1,261	$(41,877)	$(23,698)	$(76,742)

Net CAPEX and Net CAPEX for Rental Equipment
We define Net Capital Expenditures ("Net CAPEX") and Net Capital Expenditures for Rental Equipment as capital expenditures for purchases and capitalized refurbishments of rental equipment and purchases of property, plant and equipment (collectively "Total Capital Expenditures"), reduced by proceeds from the sale of rental equipment. Net CAPEX for Rental Equipment is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Our management believes that the presentation of Net CAPEX and Net CAPEX for Rental Equipment provides useful information to investors regarding the net capital invested into our rental fleet each year to assist in analyzing the performance of our business.
The following table provides an unaudited reconciliation of purchase of rental equipment to Net CAPEX for Rental Equipment and to Net CAPEX:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Total purchases of rental equipment and refurbishments	$(47,789)	$(46,742)	$(160,877)	$(111,505)
Total proceeds from sale of rental equipment	8,421	9,560	31,504	21,593
Net CAPEX for Rental Equipment	(39,368)	(37,182)	(129,373)	(89,912)
Purchase of property, plant and equipment	(2,701)	(1,475)	(6,600)	(3,091)
Net CAPEX	$(42,069)	$(38,657)	$(135,973)	$(93,003)